EXHIBIT 10.84

ASSISTANCE AGREEMENT BY AND BETWEEN
THE STATE OF CONNECTICUT
ACTING BY THE DEPARTMENT OF ECONOMIC AND COMMUNITY DEVELOPMENT
(An Equal Opportunity Employer)
AND
FUELCELL ENERGY, INC.

RE: FuelCell Energy Expansion Project
This ASSISTANCE AGREEMENT (the “Agreement”) is made and entered into on this nineteenth day of October, 2015 (“Effective Date”) by and between the STATE OF CONNECTICUT, (hereinafter the “State”), acting herein by Catherine Smith, its Commissioner of Economic and Community Development, (hereinafter the “Commissioner”), pursuant to Chapter 588l and Section 32-9t of the Connecticut General Statutes and FUELCELL ENERGY, INC. (hereinafter the “Applicant” or “Contractor”) acting herein by Michael Bishop, its duly authorized Senior Vice President.
WITNESSETH:
WHEREAS, the governing body of the Applicant has submitted to the State a series of documents including an acceptance letter in response to a Letter of Intent submitted to it by the Commissioner dated October 6, 2014, as amended and superseded by letter dated October 8, 2015,(the “Commissioner’s LOI”), an Application for Financial Assistance, a resolution from the Applicant’s appropriate organizational body authorizing the Applicant to submit said Application, a Project Financing Plan and Budget, and exhibits, if any, and has caused to have submitted an Opinion of Counsel and other documents (all, together with all other documents and agreements executed by the Applicant in connection with this Agreement, hereinafter the “Project Documents”) for a project entitled FuelCell Energy Expansion Project (hereinafter the “Project”) and has represented to the State that it can rely upon the information within the Project Documents as being accurate and complete;
WHEREAS, in reliance upon the information submitted by or caused to be submitted by the Applicant, the State has approved funding for the Project; and
WHEREAS, the State and the Applicant desire to define the terms and conditions upon which such financial assistance will be made available to the Applicant.
WHEREAS, in reliance upon the information submitted by or caused to be submitted on behalf of the Applicant, and subject to the Applicant’s compliance with all of the terms and conditions of this Agreement, the Commissioner has determined that the Applicant and Project are eligible for the Tax Credits (as defined below) under Section 32-9t of the Connecticut General Statutes, the Urban and Industrial Site Reinvestment Program (the “URA”); and,

WHEREAS, the State and the Applicant desire to define the terms and conditions upon which the Tax Credits will be made available to the Applicant.

NOW THEREFORE, in consideration of the mutual promises of the parties hereto, and of the mutual benefits to be gained by the performance thereof, the State and the Applicant hereby agree as follows:
ARTICLE 1 -STATE OBLIGATIONS
        1.1 Financial Assistance. The State hereby agrees, subject to the terms of this Agreement and its Exhibits and in reliance upon the facts and representations set forth in the Project Documents, to provide financial assistance to the Applicant for the Project in two phases in the form of (i) a loan in an amount not to exceed Ten Million and No/100 ($10,000,000.00) (the “Phase 1 Loan”), and (ii) a loan in an amount not to exceed Ten Million and No/00 Dollars ($10,000,00.00) (the “Phase 2 Loan”) (collectively the Phase I Loan and Phase 2 Loan are hereinafter referred to as the “Funding” or the “Loan”), provided that neither the Phase 1 Loan nor the Phase 2 Loan shall exceed fifty percent (50%) of the cost of each phase of the Project. The Applicant and State acknowledge that the Phase 1 Loan has been approved by the Commission (as hereinafter defined). The Applicant and State acknowledge that the Phase 2 Loan is subject to the approval of the State of Connecticut Bond Commission (the “Commission”) which has not been acted upon by the Commission as of the date hereof. Therefore, the State’s obligation to fund the Phase 2 Loan and the Applicant’s obligation to repay the Phase 2 Loan (such repayment being subject to the terms and conditions of this Agreement) are specifically conditioned upon such approval by the Commission and satisfaction of the conditions in Section 1.5. Upon the parties’ mutual execution and delivery of this Agreement, the Phase 2 Note (as hereinafter defied) shall be delivered by Applicant to Robinson & Cole LLP (“Escrow Agent”) to be held in escrow pursuant to the terms of that certain Escrow Agreement of even date herewith among Escrow Agent, Applicant and the State.

1.2 Tax Credits. The Commissioner, having determined that the Project is an “eligible urban reinvestment project” under Conn. Gen. Stat. § 32-9t, has also conditionally authorized and approved Connecticut State business tax credits issued pursuant to the URA, in the amounts determined pursuant to the terms of this Agreement in the maximum aggregate amount of Ten Million and 00/100 Dollars ($10,000,000.00) (the “Tax Credits”) for the Applicant commencing on the later of October 1,, 2015 or the date upon receipt of the URA application letter accompanied with a $10,000.00 non-refundable check made payable to the DECD (the “Tax Credit Start Date”), subject to the condition subsequent of the Applicant complying with the terms and conditions of this Agreement. The Tax Credits and the Funding shall hereinafter be referred to as the “Financial Assistance.”

1.3    Repayment of Loan. Subject to the terms and conditions of this Agreement, the Loan shall be repayable by the Applicant in accordance with the terms of the two promissory notes evidencing the Loan (The “Phase 1 Note” and the “Phase 2 Note”, as the same may be amended, restated or supplemented from time to time, collectively, the “Note”).

1.4    Phase 1 Disbursement. The State shall disburse $10,000,000 of the Phase 1 Loan to the Applicant at closing based upon the Applicant achieving the following milestones at their designated times as set forth herein:

▪	Securing $10 million in funds from the business of the Applicant. Applicant must demonstrate proof of funds toward the project at the time of closing.

▪	Agreeing to provide collateral that is mutually acceptable to both the Applicant and the State to secure the $10 million in State financing provided.

▪	Retaining its existing employment of 538 full-time Connecticut positions, with an average W-2 compensation of at least $70,000.00 per employee.

▪	Establishment of revenue and EBITDA milestones as follows:

▪	(a) Revenue of at least $210,000,000.00 recognized in Fiscal 2016 or Fiscal 2017; and

▪	(b)Achievement of quarterly positive EBITDA within six (6) Fiscal Quarters of the Effective Date of the Assistance Agreement.

1.5    Phase 2 Disbursement. The State will disburse the $10,000,000 of the Phase 2 Loan to the Applicant based on the Applicant achieving the following milestones at their designated times as set forth herein:

▪	Securing no less than $35 million of additional equity or funds from the business of the Applicant. Company must demonstrate proof of funds toward the project.

▪	Obtaining a certificate of occupancy for the approximately 102,000 sq. ft. addition to its Torrington facility.

▪
Retaining 538 full-time positions and creating 165 full-time Connecticut positions (total of 703 full-time positions), with an average annual W-2 compensation of at least $65,000 per employee, for a period of twenty-four (24) consecutive months.

▪	Achieving revenue and EBITDA milestones during the Phase 2, twenty-four (24) month period of:

▪	Achievement of Phase 1 Targets,

▪	Establishment of a revenue milestone of Annual Revenue in excess of $230 million and;

▪	Establishment of a milestone of positive average quarterly EBITDA.

ARTICLE 2 -APPLICANT WARRANTIES, COVENANTS, AND OBLIGATIONS

The Applicant represents, warrants and covenants as follows, and further covenants that on and after the closing and for so long as this Agreement or any clause thereof shall remain in effect:
        2.1 Form of Entity. The Applicant is a corporation duly created and validly existing, under the laws of the State of Delaware and registered to do business under the laws of the State of Connecticut and in each other jurisdiction where the ownership of its property or the conduct of its business requires qualification. Further, the Applicant will preserve and maintain its existence as a corporation duly organized validly existing, and in good standing under the laws of Delaware, and will remain (or become) qualified to do business and in good standing in Connecticut and in each other jurisdiction where the nature of its business or the ownership of its property makes such qualification necessary.

        2.2 Ability to Conduct Business. The Applicant has all franchises, permits, licenses, and other similar authorizations necessary for the conduct of its business as now being conducted by it for the Project, and it is not aware of any state of facts that would make it impossible or impractical to obtain any similar authorization necessary for the conduct of its business as planned to be conducted for the Project. The Applicant is not in violation, nor will the transactions contemplated by the Agreement or the Project Documents to which it is a party, cause a violation of the terms or provisions of any such franchise, permit, license, or similar authorization relating to the Project.

        2.3 Authorization to Enter Into and Execute Project Documents. The execution and delivery of the Project Documents and this Assistance Agreement by the Applicant, and the performance of its obligations thereunder, are within its power, have been duly authorized by all necessary action on its part, and are not in contravention of law nor in contravention of its organizational documents or governing bylaws or of the provisions of any indenture, agreement, or undertaking to which it its principals or employees are parties or by which they are bound.

2.4 Other Authorization Unnecessary. No consent, license, or approval from any governmental authority is or will be necessary for the valid execution and delivery by the Applicant of the Project Documents. The Applicant agrees that nothing in the Agreement relieves it from any obligation under law to obtain any such license, consent, or approval.

        2.5 Agreement to Undertake Project. The Applicant agrees to undertake and complete the Project as described in the Commissioner’s LOI which is as follows: The Project shall be completed in two phases. The first phase shall be the expansion of the existing 65,000 square foot Torrington manufacturing facility by approximately 102,000 square feet, such expansion to be used to enhance and streamline logistics functions and provide necessary space to reconfigure the existing production process to improve manufacturing efficiencies and realize cost savings. The second phase will include the addition of manufacturing equipment as demand supports to increase annual production capacity from 100MW to 200MW, the installation of a tri-generation fuel cell plant to power and heat the facility as well as provide hydrogen for the manufacturing process and the relocation of the final stage of the fuel cell module manufacturing process to the Torrington facility.

        2.6 Obstacles to Entering and Executing Project.

(A)Existing Suit or Other Actions. There is no action, suit, proceeding or investigation at law, in equity, or before any court, public board, arbitrator, or body, pending or, to the Applicant’s knowledge, threatened against or affecting it, which could or might adversely affect the Project, the State’s security as described in section 2.16 below, any of the transactions contemplated by the Project Documents or the validity of the Project Documents, or the Applicant’s ability to discharge its obligations under the Project Documents.

(B)Default of Existing Orders or Instruments. The Applicant is not in default beyond any applicable notice and grace periods with respect to any order of any court, arbitrator, or governmental body which could or might adversely affect the Project, the State’s security as described in section 2.16 below, or any of the transactions contemplated by the Project Documents or the validity of the Project Documents, or the Applicant’s ability to discharge its obligations under the Project Documents. In addition, the Applicant is not in default beyond any applicable grace periods in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions, or provisions contained in any agreement or instrument to which the Applicant is a party or to which its property is subject, which default, together with all such defaults, singularly or in the aggregate, may have a materially adverse effect on the business, assets, liabilities, financial condition, results of operations or business prospects of the Applicant.

(C)Instance of Default. No Instance of Default (as defined in section 4.1 hereof) has occurred or is continuing, and the Applicant has no knowledge of any currently existing facts or circumstances which, with the passage of time or the giving of notice, or both, would constitute an Instance of Default.

2.7 Material Adverse Change.

(A) Financial Condition. There has been no material adverse change in the financial condition of the Applicant, since the date of application for the Funding or the Tax Credits that has not been previously disclosed in writing to the Commissioner, except as disclosed in the Applicant’s filings with the Securities and Exchange Commission or any other regulatory body (collectively, “SEC”).

(B) Representations in Documents. All financial statements, including, without limitation, balance sheets and profit and loss statements, delivered to the Commissioner are correct and complete, and fairly present the financial position and results of operations of the Applicant at the times of and for the periods reflected by such financial statements. The financial statements and all other written statements furnished by the Applicant in connection with the Funding do not contain any untrue statement of material fact and do not omit any material fact whose omission would make the statements contained therein or herein misleading.

(C) Other Facts. Except as disclosed in the Applicant’s filings with the SEC, there is no fact which the Applicant has not disclosed to the Commissioner in writing, which writing, if any, is attached hereto as Exhibit A, which materially and adversely affects or, as far as the Applicant can reasonably foresee, is reasonably likely to prove to affect materially and adversely the business, operations, properties, prospects, profits, or condition of the Applicant. Further, the Applicant will notify the Commissioner, in writing, promptly of any material adverse change in the financial condition or business prospects of the Applicant, as well as make appropriate filings with the SEC. Applicant may fulfill this notice requirement by sending a copy of its SEC filings to the Commissioner and a letter giving the specifics of any such material change in the financial conditions or business prospects of the Applicant’s Project.

2.8 Use of State Funding. The Funding shall be used for the Project as set forth in the Commissioner’s LOI and in accordance with the most recently approved Project Financing Plan and Budget. The Funding shall be used for that purpose and for no other purpose.

(A)    Cost of the Project. The securing of all funds necessary to cover the cost of the Project set forth in the most recently approved Project Financing Plan and Budget shall be the responsibility of the Applicant and the State shall not in any manner be responsible for providing any funding or financial assistance in connection with the Project other than the Tax Credits and the Funding, to the extent applicable. The Applicant shall cause the Capital Investment Obligation (as hereinafter defined) to be satisfied and shall expend, or cause to be expended an amount of funds in accordance with the Project Financing Plan and Budget. As used herein, (i) “Capital Investment Obligation” shall mean the Applicant’s obligation to invest, or cause to be invested, Forty-Five Million Dollars ($45,000,000.00) in the Project between the Capital Investment Obligation Start Date (as hereinafter defined) and Capital Investment End Date; provided, however, that the Capital Investment Obligation may be adjusted in accordance with the provisions of this Agreement relating to the revision of the Project Financing Plan and Budget; and (ii) “Capital Investment Obligation Start Date” shall mean October 1, 2015 and “Capital Investment End Date” shall mean September 30, 2020.
(B) Additional Costs above Funding. Any amount in excess of the amount of the Funding that may be necessary to cover the cost of the Project as set forth in the most recently approved Project Financing Plan and Budget shall be the responsibility of the Applicant and shall not be covered by the Funding. The Applicant shall, as a minimum, provide the level and sources of funding as indicated in the Project Documents, and shall expend those funds in accordance with the Project Financing Plan and Budget.
(C) Budget. The Project Financing Plan and Budget most recently approved by the Commissioner shall constitute the budget for the Project. The Project Financing Plan and Budget may be amended by request of the Applicant if such request is approved in writing by the Commissioner, such request not to be unreasonably withheld. Approval by the Commissioner of any revised Project Financing Plan and Budget shall not constitute or imply a revision of the amount of the Funding.

(D) Capital Investment Shortfall; Reduction of Tax Credits. In the event the Applicant fails to expend, or cause to be expended at least ninety-one percent (91%) of the Capital Investment Obligation by the Capital Investment Obligation End Date, the Tax Credits shall be reduced as follows:

Amount of Expenditure        Amount of Reduction in Tax Credits
81%-90%                    10%
71%-80%                    20%
61%-70%                    30%
51%-60%                    40%
41%-50%                    50%
40%-$5,000,000                90%
Less than $5,000,000                100%
Any reduction in the Tax Credits pursuant to this Section 2.8(D) shall be applied by the State proportionately over the ten (10) year period set forth in Section 6.2(A) hereof. Any Tax Credits reduced or revoked may not be recovered.
2.9 Payment of Other Obligations. The Applicant will pay and discharge promptly when due and payable all taxes, assessments and governmental charges levied or imposed upon it, its property, or any part thereof, or upon its income or profits, or any part thereof, as well as all lawful claims for labor, materials and supplies, which, if unpaid, might by law become a lien or charge upon the Project properties, provided that such charges need not be paid while being contested by the Applicant in good faith and by appropriate legal proceedings or within Applicant’s contractual rights so long as adequate book reserves have been established with respect thereto and the Applicant’s title to, and its right to use, the Project properties are not materially and adversely affected thereby. The Applicant also agrees to pay all taxes or duties levied or assessed upon said sum against the State, the obligation evidenced hereby or the collateral securing the same and to pay all costs, expenses, and attorneys’ reasonable fees incurred by the State in any proceeding for the collection of the obligations evidenced hereby or in any action to enforce the State’s rights in property granted upon the happening of an Instance of Default as provided for in the Project Documents or Mortgage (as hereinafter defined) or Security Agreement (as hereinafter defined) in protecting or sustaining the lien granted in connection with this Agreement or in the Mortgage or Security Agreement or in any litigation or controversy arising from or connected with the Project Documents.

        2.10 Compliance with Laws, Regulations, Rules, and Executive Orders. In the administration and execution of the Project, the Applicant shall comply with all pertinent provisions of local, State and Federal law applicable to it and/or its properties and/or its business, and maintain its properties in good repair. Failure to do so shall constitute an Instance of Default by the Applicant under this Agreement . The Applicant agrees to provide each labor union or representative of workers with which such Applicant has a collective bargaining agreement or other contract or understanding and each vendor with which such Applicant has a contract or understanding a notice to be provided by the Commission on Human Rights and Opportunities advising the labor union or workers’ representative of the Applicant’s commitments under this section, and to post copies of such notice in conspicuous places available to be seen by employees and applicants for employment.
Specifically, but not by way of limitation, the Applicant agrees to the following:

(A)	For the purposes of subsection (B) of this section 2.10, the following terms are defined as follows:

1.	“Commission” means the Commission on Human Rights and Opportunities;

2.	“Contract” and “contract” means the Agreement and any extension or modification of the Agreement;

3.	“Contractor” and “contractor” include any successors or assigns of the Contractor or contractor;

4.
“Gender identity or expression” means a person’s gender-related identity, appearance or behavior, whether or not that gender-related identity, appearance or behavior is different from that traditionally associated with the person’s physiology or assigned sex at birth, which gender-related identity can be shown by providing evidence including, but not limited to, medical history, care or treatment of the gender-related identity, consistent and uniform assertion of the gender-related identity or any other evidence that the gender-related identity is sincerely held, part of a person’s core identity or not being asserted for an improper purpose.

5.	“Good faith” means that degree of diligence which a reasonable person would exercise in the performance of legal duties and obligations;

6.
“Good faith efforts” shall include, but not be limited to, those reasonable initial efforts necessary to comply with statutory or regulatory requirements and additional or substituted efforts when it is determined that such initial efforts will not be sufficient to comply with such requirements;

7.	“Intellectual disability” means a significant limitation in intellectual functioning and deficits in adaptive behavior that originated during the developmental period before eighteen years of age;

8.	“Marital status” means being single, married as recognized by the State of Connecticut, widowed, separated or divorced;

9.
“Mental disability” means one or more mental disorders, as defined in the most recent edition of the American Psychiatric Association’s “Diagnostic and Statistical Manual of Mental Disorders”, or a record of or regarding a person as having one or more such disorders;

10.
“Minority business enterprise” means any small contractor or supplier of materials fifty-one percent or more of the capital stock, if any, or assets of which is owned by a person or persons:  (1) who are active in the daily affairs of the enterprise, (2) who have the power to direct the management and policies of the enterprise, and (3) who are members of a minority, as such term is defined in subsection (a) of Connecticut General Statutes § 32-9n; and

11.
“Public works contract” means any agreement between any individual, firm or corporation and the State or any political subdivision of the State other than a municipality for construction, rehabilitation, conversion, extension, demolition or repair of a public building, highway or other changes or improvements in real property, or which is financed in whole or in part by the State, including, but not limited to, matching expenditures, grants, loans, insurance or guarantees.

For purposes of subsection (B) of this section 2.10, the terms “Contract” and “contract” do not include a contract where each contractor is (a) a political subdivision of the state, including, but not limited to, a municipality, (b) a quasi-public agency, as defined in Conn. Gen. Stat. Section 1-120, (c) any other state, including but not limited to any federally recognized Indian tribal governments, as defined in Conn. Gen. Stat. Section 1-267, (d) the federal government, (e) a foreign government, or (f) an agency of a subdivision, agency, state or government described in the immediately preceding items (a), (b), (c), (d) or (e).

(B)
(1)  (a)The contractor agrees and warrants that in the performance of the Contract such contractor will not discriminate or permit discrimination against any person or group of persons on the grounds of race, color, religious creed, age, marital status, national origin, ancestry, sex, gender identity or expression, intellectual disability, mental disability or physical disability, including, but not limited to, blindness, unless it is shown by such contractor that such disability prevents performance of the work involved, in any manner prohibited by the laws of the United States or of the State of Connecticut; and the contractor further agrees to take affirmative action to insure that applicants with job-related qualifications are employed and that employees are treated when employed without regard to their race, color, religious creed, age, marital status, national origin, ancestry, sex, gender identity or expression, intellectual disability, mental disability or physical disability, including, but not limited to, blindness, unless it is shown by the contractor that such disability prevents performance of the work involved; (b) the contractor agrees, in all solicitations or advertisements for employees placed by or on behalf of the contractor, to state that it is an “affirmative action‑equal opportunity employer” in accordance with regulations adopted by the Commission; (c) the contractor agrees to provide each labor union or representative of workers with which the contractor has a collective bargaining Agreement or other contract or understanding and each vendor with which the contractor has a contract or understanding , a notice to be provided by the Commission, advising the labor union or workers’ representative of the contractor’s commitments under this section and to post copies of the notice in conspicuous places available to employees and applicants for employment; (d) the contractor agrees to comply with each provision of this Section and Connecticut General Statutes §§ 46a-68e and 46a-68f and with each regulation or relevant order issued by said Commission pursuant to Connecticut General Statutes §§ 46a-56, 46a-68e and 46a-68f; and (e) the contractor agrees to provide the Commission on Human Rights and Opportunities with such information requested by the Commission, and permit access to pertinent books, records and accounts, concerning the employment practices and procedures of the contractor as relate to the provisions of this Section and Connecticut General Statutes § 46a-56.  If the contract is a public works contract, the contractor agrees and warrants that he will make good faith efforts to employ minority business enterprises as subcontractors and suppliers of materials on such public works projects.

(2)Determination of the contractor’s good faith efforts shall include, but shall not be limited to, the following factors:  The contractor’s employment and subcontracting policies, patterns and practices; affirmative advertising, recruitment and training; technical assistance activities and such other reasonable activities or efforts as the Commission may prescribe that are designed to ensure the participation of minority business enterprises in public works projects.

(3)The contractor shall develop and maintain adequate documentation, in a manner prescribed by the Commission, of its good faith efforts.

(4)The contractor shall include the provisions of subsection (1) of this section 2.10(B) in every subcontract or purchase order entered into in order to fulfill any obligation of a contract with the State and such provisions shall be binding on a subcontractor, vendor or manufacturer unless exempted by regulations or orders of the Commission.  The contractor shall take such action with respect to any such subcontract or purchase order as the Commission may direct as a means of enforcing such provisions including sanctions for noncompliance in accordance with Connecticut General Statutes §46a-56; provided if such contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the Commission, the contractor may request the State of Connecticut to enter into any such litigation or negotiation prior thereto to protect the interests of the State and the State may so enter.

(5)The contractor agrees to comply with the regulations referred to in this Section as they exist on the date of this Contract and as they may be adopted or amended from time to time during the term of this Contract and any amendments thereto.

(6)(a) The contractor agrees and warrants that in the performance of the Contract such contractor will not discriminate or permit discrimination against any person or group of persons on the grounds of sexual orientation, in any manner prohibited by the laws of the United States or the State of Connecticut, and that employees are treated when employed without regard to their sexual orientation; (b) the contractor agrees to provide each labor union or representative of workers with which such contractor has a collective bargaining Agreement or other contract or understanding and each vendor with which such contractor has a contract or understanding , a notice to be provided by the Commission advising the labor union or workers’ representative of the contractor’s commitments under this section, and to post copies of the notice in conspicuous places available to employees and applicants for employment; (c) the contractor agrees to comply with each provision of this section and with each regulation or relevant order issued by said Commission pursuant to Connecticut General Statutes § 46a-56; and (d) the contractor agrees to provide the Commission with such information requested by the Commission, and permit access to pertinent books, records and accounts, concerning the employment practices and procedures of the contractor which relate to the provisions of this Section and Connecticut General Statutes § 46a-56.

(7)The contractor shall include the provisions of the foregoing subsection (6) of this section 2.10(B) in every subcontract or purchase order entered into in order to fulfill any obligation of a contract with the State and such provisions shall be binding on a subcontractor, vendor or manufacturer unless exempted by regulations or orders of the Commission.  The contractor shall take such action with respect to any such subcontract or purchase order as the Commission may direct as a means of enforcing such provisions including sanctions for noncompliance in accordance with Connecticut General Statutes § 46a-56; provided, if such contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the Commission, the contractor may request the State of Connecticut to enter into any such litigation or negotiation prior thereto to protect the interests of the State and the State may so enter.

(C) Executive Order No. Three. This Agreement is subject to the provisions of Executive Order No. Three of Governor Thomas J. Meskill promulgated June 16, 1971 and, as such, this Agreement may be cancelled, terminated or suspended by the State Labor Commissioner for violation or of noncompliance with said Executive Order No. Three, or any State or Federal Law concerning nondiscrimination, notwithstanding that the Labor Commissioner is not a party to this Agreement. The parties to this Agreement, as part of the consideration hereof, agree that said Executive Order No. Three is incorporated herein by reference and made a part hereof. The parties agree to abide by said Executive Order and agree that the State Labor Commissioner shall have continuing jurisdiction in respect to Agreement performance in regard to nondiscrimination, until the Agreement is completed or terminated prior to completion. The Applicant agrees as part consideration hereof, that this contract is subject to the guidelines and rules issued by the State Labor Commissioner to implement Executive Order No. Three and that it will not discriminate in its employment practices or policies, will file all reports as required, and will fully cooperate with the State and the State Labor Commissioner.

(D) Executive Order No. Sixteen. This Agreement is subject to, and Applicant hereby agrees to abide by Executive Order No. Sixteen of Governor John G. Rowland promulgated August 4, 1999, and, as such, the Agreement may be cancelled, terminated or suspended by the State for violation or noncompliance with said Executive Order No. Sixteen.

(E) Executive Order No. Seventeen. This Agreement is subject to the provisions of Executive Order No. Seventeen of Governor Thomas J. Meskill promulgated February 15, 1973, and, as such, this Agreement may be cancelled, terminated or suspended by the Commissioner or the State Labor Commissioner for violation of or noncompliance with said Executive Order No. Seventeen, notwithstanding that the Labor Commissioner may not be a party to this Agreement. The parties to this Agreement, as part of the consideration hereof, agree that the Executive Order No. Seventeen is incorporated herein by reference and made a part hereof. The parties agree to abide by said Executive Order and agree that the contracting agency and the State Labor Commissioner shall have joint and several continuing jurisdiction in respect to Agreement performance in regard to listing all employment openings with the Connecticut Employment Service.

(F) Environmental Laws. The Applicant hereby agrees to indemnify and hold harmless the State from and against any liabilities, losses, damages, costs, or expenses, including attorney’s fees, arising out of or in connection with the presence of hazardous waste on or in any of the Collateral, as more fully described in section 2.16 below, or any lien or claim under Conn. Gen. Stat. section 22a-452a, as amended, or other federal, state, or municipal statute, regulation, rule, law, or proceeding relating to environmental matters, which indemnity shall survive the foreclosure of the Mortgage and realization on any of the Collateral, as more fully described in section 2.16 below, payment in full of the Funding, and termination and/or release of the Project Documents.

(G) Relocation. The Applicant shall not relocate any of its 3 Great Pasture Road, Danbury and 539 Technology Park Drive, Torrington operations to a location outside of the State prior to the date that is ten (10) years after the Agreement Date or during the term of the Loan, whichever is longer (the “Non-Relocation Period”). If the Applicant relocates any of such operations within the State during such period, it shall offer employment at the new location to its employees from the original location if such employment is available. The Applicant shall provide written notification to the Commissioner of any proposed relocation of such operations prior to any public announcement.

If the Applicant, or its successors or assigns, relocates any of their applicable operations outside of Connecticut during the Non-Relocation Period, the full amount of the financial assistance received, including any forgiveness provided, from the State, shall become immediately due and payable, plus a one-time penalty charge of 7.5% on the original amount of the financial assistance provided. For purposes of clarity, the provisions of this Section 2.10(G) shall not preclude the Applicant from relocating certain job functions, component production or research to facilities outside the State, provided that the Applicant (i) maintains the employment levels required herein; (ii) maintains the 3 Great Pasture Road, Danbury and 539 Technology Park Drive, Torrington facilities; and (iii) maintains its corporate facilities within the State of Connecticut.

The applicant shall provide written notification to the Commissioner of DECD of its proposed relocation prior to any public announcement.

(H) Taxes. The Applicant has filed all federal, state, and municipal income and other tax returns which are required to be filed, and has paid, or made provision for the payment of, all taxes which have become due pursuant to said returns, except such taxes, if any, which are being contested in good faith and as to which adequate reserves have been provided.

(I) Campaign Contribution and Solicitation Prohibitions.  For all State contracts as defined in C.G.S. sec. 9-612 having a value in a calendar year of $50,000 or more or a combination or series of such agreements or contracts having a value of $100,000 or more, the authorized signatory to this Agreement expressly acknowledges receipt of the State Elections Enforcement Commission’s notice advising state contractors of state campaign contribution and solicitation prohibitions, and will inform its principals of the contents of the notice. This notice is attached hereto as Exhibit C.

(J) General Indemnification. In addition to the specific covenants in subsection (F) of this section  2.10 above, the Applicant shall and hereby agrees to indemnify, defend, and hold the State, and its agents, officials, and employees, harmless from and against any and all suits, damages, claims, causes of actions, demands, judgments, penalties, costs, expenses, attorneys’ fees, and any and all injuries to persons or property and all other matters arising out of or incurred in connection with the performance by Applicant of the terms, conditions, and covenants of this Agreement or in connection with the operation of the Project.

(K) Whistleblower Protection Law. If any officer, employee or appointing authority of the Contractor takes or threatens to take any personnel action against any employee of the Contractor in retaliation for such employee’s disclosure of information to any employee of the Department of Economic and Community Development, the Auditors of Public Accounts or the Attorney General under the provisions of Conn. Gen. Stat. sec. 4-61dd, the Contractor shall be liable for a civil penalty of not more than five thousand dollars for each offense, up to a maximum of twenty per cent of the value of the contract. Each violation shall be a separate and distinct offense and in the case of a continuing violation each calendar day’s continuance of the violation shall be deemed to be a separate and distinct offense.

The Contractor shall post a notice in a conspicuous place which is readily available for viewing by employees informing employees of the provisions of Conn. Gen. Stat. sec. 4-61dd relating to large state contractors.

2.11 Other Debt. The Applicant will not, either directly or indirectly, except in the course of its ordinary business and in a manner which will not have a materially adverse impact on the Applicant’s ability to perform its obligations pursuant to the Agreement and the Project Documents and except for any such existing debt disclosed in the Applicant’s SEC filings, guarantee, endorse, become surety for, or otherwise be or become responsible for the obligations of any other person, whether by agreement to purchase the indebtedness of any other person, or agreement for the furnishing of funds to any other person, directly or indirectly, through the purchase of goods, supplies, (or by way of stock purchase, capital contribution, advance or loan) or for the purpose of paying or discharging the indebtedness of any other person or otherwise in excess of thirty million dollars ($30,000,000.00), except for the endorsement by the Applicant of negotiable instruments for collection in the ordinary course of business without the written consent of the Commissioner.

2.12 Conflict of Interest. The Applicant will adopt and enforce measures appropriate to assure that no member of the Applicant’s governing bodies and none of its officers or employees shall have or acquire voluntarily an interest in any agreement or proposed agreement in connection with the undertaking or carrying out of the Project.

        2.13 Notification of Instance of Default by Applicant. The Applicant shall notify the Commissioner promptly of the occurrence of any default hereunder or under any of the other Project Documents, or any other document, instrument or agreement to which the Applicant or its properties are subject if the default shall have a material impact on the Applicant or the Project, and of the actions it intends to take in order to cure such default in a timely manner.

2.14 Business Continuation and Transfer of Control.

(A) Except in connection with a Capital Event as set forth below, the Applicant shall not, either voluntarily or involuntarily, discontinue its business, be dissolved or otherwise suffer or permit any termination of its status as a business entity as described in Section 2.1 above, without the prior written consent of the Commissioner. No prior permission shall be required, however, in connection with a Capital Event as set forth below. No prior permission shall be required in connection with the transfer, sale or assignment of all or a material portion of its properties or assets to, or any merger or consolidation with, another entity (such transfer, sale, assignment, merger or consolidation shall be referred to herein as a

“Transfer”) in the normal course of Applicant conducting its business, which is not likely to have a material adverse impact upon Applicant’s financial condition or its ability to perform under this Agreement, including, without limitation, maintaining the required employment levels. In such case, Applicant will provide the State with notice of any such Transfer, and even if such Transfer results in the assumption by the successor in interest entity of all liabilities and obligations hereunder and under the other Project Documents as a matter of law, the State shall have the right to require said successor entity to enter into assumption documents in form and substance satisfactory to the State.

(B) The Applicant shall provide the State with notice of any sale, merger or consolidation with another entity (each a “Capital Event”). If a Capital Event occurs, the Applicant shall provide the State with notice as to whether the successor in interest to the Applicant shall succeed to all of the rights and obligations of the Applicant provided for in this Agreement and the other Project Documents. If the successor entity does not assume all liabilities and obligations under this Agreement and the other Project Documents, then the State shall have the right to deem the Capital Event to be a relocation of the Applicant to a location outside of Connecticut on the date of such Capital Event and therefore subject to the default remedies contained in this Agreement. Even if the Capital Event results in the assumption by the successor in interest entity of all liabilities and obligations hereunder and under the other Project Documents as a matter of law, the State shall have the right to require said successor entity to enter into assumption documents in form and substance satisfactory to the State.

2.15 Representations in Other Documents. Applicant represents and warrants that all statements contained in any certificate, financial statement, legal opinion or other instrument delivered by or on behalf of the Applicant shall be true as of the date made the date of execution of this Agreement and the date of disbursement of the Funding. All representations and warranties made under this Agreement shall be made at and as of the date of this Agreement, and at and as of the date of receipt of the Funding. All representations and warranties made under this Agreement shall survive the execution and delivery hereof and shall not be deemed to have been waived by any investigation made or not made by the State. The Project Documents to which the Applicant is a party, when delivered, will be legal, valid, and binding obligations of the Applicant, enforceable against it in accordance with their respective terms.

2.16 Security. The Applicant shall provide to the State as security for the Applicant’s obligations of repayment in respect of the Funding, (i) a first priority lien on all machinery and equipment purchased with the proceeds of the Funding having a value of at least Six Million Five Hundred Thousand Dollars and 00/100 ($6,500,000.00) when purchased by September 30, 2018, (ii) a lien on certain other assets of the Applicant, subject to prior security interest approved by the State, pursuant to a security agreement executed of even date herewith (the “Security Agreement”), and (iii) a first position mortgage on the real estate known as 3 Great Pasture Road, Danbury, CT pursuant to a mortgage executed of even date herewith (the “Mortgage”), (hereinafter the “Collateral”). As the Funding is repaid and/or forgiven as provided herein or if Phase 2 Loan is not taken by Applicant or approved by Bond Commission, provided that no default has occurred and is continuing under the terms of this Agreement, parts of the security interests provided to the State with respect to the Funding shall be released such that the total value of security interests held by the State does not exceed one hundred twenty-five percent (125%) of the outstanding amount of Funding due to be repaid including any Forgiveness Credit (as hereinafter defined) after the machinery and equipment is purchased with the proceeds of the Funding and such machinery and equipment delivered to the Applicant, which shall be done prior to September 30, 2017, and Applicant shall notify DECD. Upon the fulfillment of all obligations contained herein or in any of the Project Documents or upon the termination of the time period as required pursuant to section 2.10(G) whichever occurs last, and provided that no default has occurred or is continuing under the terms of this Agreement, any and all security interests provided to the State with respect to the Funding will be released. Upon any release, the Commissioner shall execute any and all documentation reasonably requested by the Applicant to evidence such release.

2.17 Job Creation and Retention; Job Audit; Penalty; Forgiveness Credit.

(A) (i) For Phase 1, the Applicant shall create 165 full-time employment positions and retain 538 full-time employment positions in Connecticut on or before the date that is two (2) years from the Effective Date (the “Phase 1 Target Date”), and shall maintain such 703 full-time positions with average annual W-2 compensation of at least $65,000.00 for twenty-four (24) consecutive months (the “Phase 1 Employment Obligation”). A full-time employment position is defined as a position that is paid for a minimum of forty (40) hours per week. The twenty-four (24) consecutive month period ending on or before the Phase I Target Date that yields the highest annual average positions will be used to determine compliance with the Employment Obligation, provided that no portion of said twenty-four (24) consecutive months may begin before the Agreement Date.

(ii) For Phase 2, the Applicant shall create 160 full-time employment positions and retain 703 full-time employment positions in Connecticut on or before the date that is five (5) years from the Effective Date (the “Phase 2 Target Date”), and shall maintain such 863 full-time positions at average annual W-2 compensation of at least $60,000.00 for twenty-four (24) consecutive months (the “Phase 2 Employment Obligation”). A full-time employment position is defined as a position that is paid for a minimum of forty (40) hours per week. The twenty-four (24) consecutive month period ending on or before the Phase 2 Target Date that yields the highest annual average positions will be used to determine compliance with the Employment Obligation, provided that no portion of said twenty-four (24) consecutive months may begin before the Agreement Date.
(B) No later than ninety (90) days following the twenty-four-month period referenced in subsection (A) (i) and (ii) above, the Applicant shall furnish to the Commissioner a job audit, performed by a certified public accountant (“CPA”) in accordance with the DECD Audit Guide located at http://www.ct.gov/ecd/cwp/view.asp?a=3677&q=249676 (the “Job Audit”). If the Applicant has met its Employment Obligation earlier than required, it may make a written request for the Commissioner’s consent to have its Job Audit performed as of such earlier date, which consent shall not be unreasonably withheld. In such event, the Commissioner shall determine the due date of the Job Audit referred to herein. Once the job audit has been completed, reviewed, and approved by the State, a letter will be sent by State to the Applicant outlining the results of the audit and any applicable changes to the billing associated with their financial assistance, including any applicable benefits or penalties as outlined herein. [Per LOI]

(C) (i) If, as a result of the first Job Audit, the Commissioner determines that the Applicant has failed to meet its Phase 1 Employment Obligation, the Applicant shall immediately repay a penalty of $14,225.00 per each full-time employment position below the Employment Obligation. The amount repaid will be applied first to any outstanding fees, penalties or interest due, and then against the outstanding balance of the Funding. The Commissioner’s determination that a job penalty shall be imposed and the amount of the penalty shall be final, absent mistake or miscalculation.

(ii) If, as a result of the second Job Audit, the Commissioner determines that the Applicant has failed to meet its Phase 2 Employment Obligation, the Applicant shall immediately repay a penalty of $11,587.00 per each full-time employment position below the Phase 2 Employment Obligation. The amount repaid will be applied first to any outstanding fees, penalties or interest due, and then against the outstanding balance of the Funding. The Commissioner’s determination that a job penalty shall be imposed and the amount of the penalty shall be final, absent mistake or miscalculation.

(D)    The Applicant may be eligible for a credit to be applied against the outstanding principal balance of the Loan in accordance with the following:
(i) If as a result of the first Job Audit, the Commissioner determines that the Applicant has met its Phase 1 Employment Obligation and that the 703 employment positions created and retained are at an average annual W-2 compensation of not less than $61,750.00 (the “Phase 1 Threshold Salary”) (i.e. 95% or more of the “Baseline Salary” of Sixty Five Thousand and No/100 Dollars $65,000.00), the Applicant may receive a credit in the amount of Five Million and 00/100 Dollars ($5,000,000.00) (the “Phase 1 Forgiveness Credit”) which will be applied against the then outstanding principal balance of the Phase 1 Loan. Upon application of the Phase 1 Forgiveness Credit, the Commissioner shall recalculate the monthly payments of principal and interest under the Phase 1 Note such that such monthly payments shall amortize the then remaining principal balance over the remaining term of the Phase 1 Note.
(ii.) If as a result of the second Job Audit, the Commissioner determines that the Applicant has met its Phase 2 Employment Obligation and that the 868 employment positions created and retained are at an average annual W-2 compensation of not less than $57,000.00 (the “Phase 2 Threshold Salary”) (i.e. 95% or more of the “Baseline Salary” of Sixty Thousand and No/100 Dollars ($60,000.00),the Applicant may receive a credit in the aggregate amount of Five Million and 00/100 Dollars ($5,000,000.00) (the “Phase 2 Forgiveness Credit”) which will be applied against the then outstanding principal balance of the Phase 2 Loan. Upon application of the Phase 2 Forgiveness Credit, the Commissioner shall recalculate the monthly payments of principal and interest under the Phase 2 Note such that such monthly payments shall amortize the then remaining principal balance over the remaining term of the Phase 2 Note.

(E ) (i) Notwithstanding the foregoing, if, as a result of the first Job Audit conducted in accordance with Section 2.17(B), the Commissioner determines that the Applicant has met its Phase 1 Employment Obligation but that the average annual W-2 compensation of full-time employees created and retained is less than the Phase 1 Threshold Salary, any Phase 1 Forgiveness Credit for which the Applicant would otherwise be eligible to receive pursuant to Section 2.17(D)(i) above shall be reduced by a number equal to the result of the following formula: (the difference between the Phase 1 Baseline Salary and the actual average annual W-2 compensation of full-time employees created and retained) divided by the Phase 1 Baseline Salary, and multiplied by the Forgiveness Credit the Applicant is otherwise eligible to receive. For Example, if the Applicant met its Employment Obligation of 703 jobs created and retained for a period of twenty-four (24) consecutive months and, based on the Job Audit, it is determined that the Company had an actual annual W-2 compensation of $55,000.00 per eligible employee, then the following would be the calculation for the reduction in the Forgiveness Credit: ($65,000.00 -$55,000.00/$$65,000.00 multiplied by $5,000,000.00 = $769,230.77. Therefore, the actual adjusted Phase 1 Forgiveness Credit would be $4,230,769.23 (i.e. $5,000,000.00 less $ 769,230.77).
(ii) If, as a result of the second Job Audit conducted in accordance with Section 2.17(B), the Commissioner determines that the Applicant has met its Phase 2 Employment Obligation but that the average annual W-2 compensation of full-time employees created and retained is less than the Phase 2 Threshold Salary, any Phase 2 Forgiveness Credit for which the Applicant would otherwise be eligible to receive pursuant to Section 2.17(D)(ii) above shall be reduced by a number equal to the result of the following formula: (the difference between the Phase 2 Baseline Salary and the actual average annual W-2 compensation of new full-time employees) divided by the Phase 2 Baseline Salary, and multiplied by the Phase 2 Forgiveness Credit the Applicant is otherwise eligible to receive. For Example, if the Applicant met its Employment Obligation of 868 jobs created and retained for a period of twenty-four (24) consecutive months and, based on the second Job Audit, it is determined that the Company had an actual annual W-2 compensation of

$55,000.00 per eligible new employee, then the following would be the calculation for the reduction in the Forgiveness Credit: ($60,000.00-$55,000.00/$60,000.00 multiplied by $5,000,000.00) = $416,666.67. Therefore, the actual adjusted Phase 2 Forgiveness Credit would be $4,583,333,33 (i.e. $5,000,000.00 less $416,666.67).
ARTICLE 3 -PROJECT ADMINISTRATION

3.1 Records.

(A)Generally. The Applicant shall maintain records in a complete, businesslike manner, including full, accurate and current minutes and records of the Project in accordance with Applicant’s standard business practices as a publicly traded company. The Applicant will furnish to the Commissioner or his designee, at such times as the Commissioner shall determine, any document, data, and information relating to the Project in possession of the Applicant which is requested by the Commissioner. The Commissioner, or his designee, shall, for the purpose of determining the proper disposition of the Funding, have the right at any time during normal business hours to inspect the minutes, records, books, files, documents, payrolls, employment contracts and conditions, contracts, and any other papers or electronic records of the Applicant related to the Project or Applicant’s financial condition, or to make inspection of any physical location of the Applicant. The Applicant shall aid and cooperate with any such inspection.
(B)Connecticut Department of Labor (“DOL”) Employment Data. The Applicant agrees that the State, acting through the Department of Economic and Community Development (“DECD”) may obtain directly from the DOL and disclose, as part of its reporting requirements to the Connecticut State Legislature and Auditors of Public Accounts, information pertaining to Applicant’s employment levels in connection with the Project. The Applicant shall execute such consents as the Commissioner and/or DOL may require authorizing the Commissioner to obtain the Applicant’s employment records directly from DOL. The Applicant acknowledges and agrees that the information so obtained and disclosed may include employer name, address, and number of employees, by facility location, for the purpose of fulfilling DECD’s reporting requirements in accordance with section 32-1m of the Connecticut General Statutes, as may be amended or modified. Further, the Applicant agrees that this employment information may be utilized for purposes of performing employment audits and research-related activities conducted by DECD.
The Applicant also agrees that it will complete any form provided by DECD that is needed to assist in the completion of DECD’s annual consolidated report to the General Assembly as required under section 32-1m of the Connecticut General Statutes, as may be amended or modified, if applicable.

3.2 Payment to Applicant. In order to permit the State to make payment to the Applicant with respect of the Funding, the Applicant agrees as follows:

(A) Office of the State Comptroller Electronic Fund Transfer Automated Clearing House (“ACH”)(EFT) Program. Upon the execution of this Agreement, the Applicant shall provide current, verifiable bank account information for accounts with Applicant’s bank to the Office of the State Comptroller (“OSC”) by submitting a completed Electronic Funds Transfer ACH (EFT) Election Form, available at http://www.osc.ct.gov/apd/eftprogram/ index.html, and such additional information as the OSC may require.

(B) Requisition Form. In order to bring about the transfer of moneys to the account designated under subsection (A) above (the “Account”), the Applicant shall requisition funds on forms provided by the Commissioner and in the manner prescribed by this Agreement. Payment to the Applicant will be made based upon said requisition forms.

(C)Pre-agreement Costs. Unless authorized by the Commissioner in writing, no costs incurred prior to April 25, 2014 are eligible for payment from the Funding.

3.3 Insurance. Applicant shall maintain all required insurance in amounts, form, substance and quality acceptable to the State, as described more fully in Exhibit B, attached hereto and made a part hereof. A certificate evidencing such insurance shall be delivered to the Commissioner at the time of execution of this Agreement, and annually thereafter for the duration of the Agreement.

3.4 Personal Service Contracts. All Project cost items of personal service, except those to be performed by volunteers and those to be performed by employees of the Applicant who will not receive extra compensation for such service, shall be performed pursuant to a written contract, and the Applicant shall, upon request, provide the Commissioner with copies of all such contracts.

3.5 Inspections. The Commissioner shall from time to time, in his discretion, during regular business hours, have the right of making an inspection of the Collateral, and the Applicant shall assist the Commissioner in said inspection and shall make available such books and other records related to the Project and Collateral as the Commissioner may reasonably request.

3.6    Investment Audit. Within ninety (90) days after the Capital Investment Obligation End Date, the Applicant shall retain, at its own expense, an independent certified public accountant, as defined in Conn. Gen. Stat. Section 7-931, to perform a capital investment audit of the Capital Investment Obligation (the “Investigation Audit”) and shall submit the Investment Audit to the State within such ninety (90) day time period. Such audit shall be in accordance with Appendix E of the DECD Audit Guide located at http://www.ct.gov/ecd/cwp/view.asp?a=1096&q-249476. The failure to submit the Investment Audit to the State within the foregoing ninety (90) day time period shall result in the revocation of the Applicant’s Certificate of Eligibility (as herein defined).

3.7 Audit. Each Applicant subject to a federal and/or state single audit must have an audit of its accounts performed annually. The audit shall be in accordance with the DECD Audit Guide, located at http://www.ct.gov/ecd/cwp/view.asp?a=1096&q=249676, and the requirements established by federal law and state statute. All Applicants not subject to a federal and/or state single audit shall be subject to a Project-specific audit of its accounts within ninety (90) days of the completion of the Project or at such times as required by the Commissioner. Such audit shall be in accordance with the DECD Audit Guide. An independent public accountant as defined by generally accepted government auditing standards (GAGAS) shall conduct the audits. At the discretion and with the approval of the Commissioner, examiners from the Department of Economic and Community Development may conduct Project-specific audits.

3.8 Repayment to State.(a) Any unspent Funding shall become immediately due and payable by the Applicant to the State within ninety (90) days of the end date of the most recently approved Project Financing Plan and Budget.  (b) In the event that an audit referred to in section 3.6 above demonstrates that the actual expenditures made by the Applicant in connection with the Project are less than the maximum allowable amounts for disbursement by the State, as set forth in section 1.1 above, any such excess disbursement made by the State in respect of the Funding shall become immediately due and payable by the Applicant to the State.

3.9 Yearly Reports. The Applicant shall furnish upon request to the State within one hundred twenty (120) days of the end of each of the Applicant’s fiscal year(s), financial statements filed by the SEC.

ARTICLE 4 -DEFAULT

4.1 Instances of Default. The occurrence of any of the following events shall constitute a default under this Agreement (an “Instance of Default”):

(A)Breach of Agreement. If the Applicant fails to perform any act, duty, obligation or other agreement contained herein or in any other Project Document beyond any applicable notice and cure period or fails to forebear from any unpermitted act under this Agreement beyond any applicable notice and cure period, or if the Applicant abandons or terminates the Project, or takes such steps that such an abandonment or termination is imminent.

(B)Misrepresentation. If any representation or warranty made by the Applicant or caused to be made for the Applicant in any of the Project Documents prove at any time to be incorrect in any material respect.

(C)Unpaid Judgments. If a material judgment or judgments for the payment of money shall be rendered against Applicant and any such judgment shall remain unpaid, unstayed on appeal, unbonded, undischarged or undismissed for a period of ninety (90) consecutive days.\

(D)Receivership or Bankruptcy. If the Applicant shall: (i) apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of any of its assets; (ii) be unable or admit in writing its inability to pay its debts as they mature; (iii) file or permit the filing of any petition or reorganization or the like under any insolvency or bankruptcy law, or the adjudication of it as a bankrupt, or make an assignment for the benefit of creditors or consent to any form of arrangement for the satisfaction, settlement or delay of debt or the appointment of a receiver for all or any part of its properties; or (iv) any action shall be taken by Applicant for the purpose of effecting any of the foregoing.

(E)Change in Business Structure. Except as provided in Section 2.14, if the Applicant shall discontinue its business, dissolve or liquidate, or be dissolved or liquidated, or cease to legally exist, or merge or consolidate, or be merged or consolidated with or into any corporation or other business entity without the written consent of the Commissioner, which consent shall not be unreasonably withheld, conditioned or delayed.

(F)Condemnation or Seizure. If any Federal, state or local governmental instrumentality, body or agency shall condemn, seize or otherwise appropriate, or take custody or control of all or any substantial portion of the properties or assets of the Project.

(G)Lack of Adequate Security. If the State, at any time and in good faith, deems itself to be insecure. For the purposes of this Agreement, the State shall be entitled to deem itself insecure when some event occurs, fails to occur or is threatened or some objective condition exists or is threatened which significantly impairs the value of the Collateral to the State and such Collateral is not replaced with substitute collateral acceptable in the State’s reasonable discretion within ten (10) days. Also included is the actual or threatened waste, removal, or demolition of, or material impairment to, any significant part of the Project.

(H)Cancellation of Insurance. Failure of the Applicant to keep in force all insurance required by this Agreement.

(I)Job Creation. Failure of the Applicant to meet its Employment Obligation and to pay the penalties associated therewith as set forth in section 2.17 hereinabove.

(J)Failure to Pay Debts. Failure of the Applicant to pay its debts as such debts become due if such failure could reasonably be anticipated to have a material adverse effect on the operations of the Applicant or on the Applicant’s ability to perform its obligations hereunder or under the other Project Documents. Failure to pay when due and payable the principal of or interest on or any other material amount owed with respect to any material indebtedness for borrowed money upon which either the Applicant is obligated to make payment, or the maturity of any such indebtedness shall have been accelerated in accordance with the provisions of any agreement or instrument providing for the creation of or concerning such indebtedness which Applicant does not promptly satisfy, or any event shall have occurred and be continuing after any applicable cure period which would permit any holder or holders of such indebtedness, any trustee or agency acting on behalf of such holder or holders or any other person so to accelerate such maturity if such failure could reasonably be anticipated to have a material adverse effect on the operations of the Applicant or on the Applicant’s ability to perform its obligations hereunder or under the other Project Documents.

(K)Violation of Terms in Other Project Documents. The occurrence of a material default or violation beyond any applicable notice and cure period under any of the Project Documents, as modified by the terms and conditions of this Agreement.

4.2 Events in Instances of Default.

(A) Notice of Default. If an Instance of Default occurs hereunder, the Commissioner shall notify the Applicant of the default in writing (“Notice of Default”).

(B) Opportunity to Cure. Upon the occurrence of an Instance of Default, the Commissioner may determine that permitting an opportunity to cure a default could jeopardize the Project or security, or would not be in the best interests of the State. Under those circumstances, no opportunity to cure need be given and the Commissioner may seek other remedies. Without in any way limiting the preceding right to act without providing the opportunity to cure, the Commissioner may provide the Applicant thirty (30) days after the Notice of Default, or such longer period of time as the Commissioner may determine and set forth in writing, to cure or remedy the default or breach. Said cure or remedy will not be effective unless accepted, in writing, by the Commissioner.

(C) Remedies. Upon the occurrence of an Instance of Default, the State, acting by the Commissioner, shall have, to the full extent permitted by law, each and all of the following remedies in addition to those provided for in other portions of this Agreement:

(1)	To suspend all further payments by the State to the Applicant until such default is cured to the satisfaction of the Commissioner;

(2)	To proceed to enforce the performance or observance of any obligations, agreements, or covenants of the Applicant in this Agreement or the Project Documents;

(3)
To declare the entire amount of the Funding to be immediately due and payable and to bring any and all actions at law or in equity as may be necessary to enforce said obligation of repayment. In such Instances of Default, the Applicant hereby agrees to repay immediately the amount demanded by the Commissioner up to the entire unpaid principal amount of the Loan received (including any Forgiveness Credit provided hereunder) with any accrued and unpaid interest, and liquidated damages equal to five percent (5%) of the total amount of the Funding received. However, in the event that the Applicant is in default under the terms of section 2.10(G) hereinabove, such liquidated damages shall be equal to seven and one-half percent (7-1/2%) of the total amount of the Funding received;

(4)	The right to seek a writ of mandamus, injunction or similar relief against the Applicant because of such default or breach;

(5)	The right to maintain any and all actions at law or suits in equity, including receivership or other proper proceedings, to cure or remedy any defaults or breaches of covenants under this Agreement;

(6)
The State may collect a “late charge” not to exceed an amount equal to five percent (5%) of any installment of interest or principal or both which is not paid within fifteen (15) days of the date on which said payment is due. Late charges shall be separately charged to and collected from the Applicant and shall be due upon demand by the State;

(7)	The State may collect costs associated and incurred with collection efforts as outlined in section 2.9 of this Agreement.

ARTICLE 5 -MISCELLANEOUS PROVISIONS

5.1 Non-waiver. If the State does not exercise, or delays in exercising, or exercises in part any of the State’s rights and remedies set forth in this Agreement for the curing or remedying of any default or breach of covenant or condition, or any other right or remedy, in no event shall such non‑exercise, delay or partial exercise be construed as a waiver of full action by the State or a waiver of any subsequent default or breach of covenant or condition. Nothing in this Agreement may be construed as a waiver or limitation by the Commissioner of the State’s sovereign immunity.

5.2 Severance. If any court determines any provision or provisions of this Agreement to be invalid, the remainder of this Agreement shall not be thereby affected.

5.3 Agreement Date. This Agreement shall become effective as of the date the Commissioner or his designee affixes his signature hereto.

5.4 Originals. This Agreement shall be executed in three (3) counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

5.5 Notices. Any notice to the Applicant pursuant hereto or pursuant to any of the Project Documents may be served in person or by mail. Any such requirement shall be deemed met by any written notice personally served at the principal place of business of the Applicant, or at such other address as the Applicant shall notify the Commissioner, or mailed by depositing it in any post office station or letter box enclosed in a postage-paid envelope addressed to the Applicant at 3 Great Pasture Road, Danbury, CT 06810 or at such other address as provided above. Any notice to the State, Department, or Commissioner shall be addressed to the Commissioner at 505 Hudson Street, Hartford, CT 06106. Any notice served upon the State, Department, or Commissioner under this Agreement or any other Project Document shall be effective only upon receipt by the Commissioner.

5.6 Waivers by Applicant. The Applicant and all others who may become liable for all or any part of this obligation do hereby waive demand, presentment for payment, protest, notice of protest and notice of non‑payment of this Agreement and do hereby consent to any number of renewals or extensions of the time of payment hereof and agree that any such renewals or extensions may be made without notice to any of said parties and without affecting their liability herein and further consent to the release of any part or parts or all of the security for the payment hereof and to the release of any party or parties liable hereon, all without affecting the liability of the other persons, firms or corporations liable for the payment of this Agreement.

5.7 Gender, Number and Captions. The use of a personal pronoun shall refer to all persons regardless of the proper grammatical term; the singular includes the plural; and, captions for sections are included only for reference and do not modify or effect the terms, conditions and provisions of any document, agreement or instrument.

5.8 Modification. This Agreement may not be modified or amended in any manner except in a written agreement executed by all of the parties hereto. In the event that the Applicant seeks modification in the form of a consent or a subordination to financing required by the Applicant in its normal course of business, the Applicant shall request such modification in writing to the Commissioner not less than thirty (30) days prior to the date such modification is required. The Applicant shall promptly reimburse the State for expenses, including reasonable attorneys’ fees, incurred in negotiating and entering into such modification.

5.9 Provision of Other Documents. Upon the request of the Commissioner, the Applicant shall execute and deliver or cause to be executed and delivered such further documents and instruments and do such further acts and things as the Commissioner may reasonably request in order to effectuate more fully the purposes of this Project, to secure more fully the payment of the Funding in accordance with its terms, and to vest more completely in and assure to the Commissioner its rights under the Project Documents. Without limiting the generality of the foregoing, the Applicant will join with the Commissioner in executing such financing statements, agreements, notices or other documents or instruments as the Commissioner shall deem necessary or desirable to create, preserve, protect, maintain or enforce its rights and interests in and its liens on the Collateral herein granted. The Applicant shall pay the cost of filing and recording, or refiling and re-recording, such documents and instruments in all public offices in which such filing or recording, or refiling or re-recording, is deemed by the Commissioner to be necessary or desirable.

5.10 Assignment. Except as specifically permitted in Section 2.14, this Agreement and any of the documents related hereto and the rights, duties, or obligations thereunder may not be assigned by the Applicant without the written consent of the Commissioner. Any assignment made without the written consent of the Commissioner shall be void and of no force or effect.

5.11 Survival of Representations, Warranties and Covenants. For the purposes of this Agreement, the term “Applicant” shall mean and include any successor or assigns of Applicant including any representative of Applicant under the provisions of any state or Federal law governing bankruptcy, insolvency, receivership or reorganization. All representations, warranties, and covenants made by the Applicant in this Agreement or in any of the other Project Documents or in any certificate or instruments delivered to the State in connection with the Funding shall be considered to have been relied upon by the Commissioner and shall survive until the expiration of the term of this Agreement in accordance with section 5.19(A) hereof. This Agreement and the other Project Documents shall be binding upon and inure to the benefit of the successors and assigns of each of the parties; provided, however, that nothing in this provision shall imply that the Applicant has the right or authority to assign its rights, duties or obligations hereunder or under any of the Project Documents without the written consent of the Commissioner except as otherwise specifically permitted in Section 2.14.

5.12 Governing Documents. In the event of any conflict between this Agreement and any of the Project Documents, this Agreement shall be controlling.

5.13 Third Parties. This Agreement is between the State and the Applicant only and shall not be relied upon by any third party.

5.14 Governing Laws. The laws of the State of Connecticut shall govern this Agreement and the Project Documents.

5.15 Jurisdiction. The Applicant agrees that the execution of the Agreement and the other Project Documents, and the performance of its obligations hereunder and thereunder, shall be deemed to have a Connecticut situs, and the Applicant shall be subject to the personal jurisdiction of the courts of the State of Connecticut with respect to any action the Commissioner, his successors or assigns may commence hereunder or thereunder. Accordingly, the Applicant hereby specifically and irrevocably consents to the jurisdiction of the courts of the State of Connecticut with respect to all matters concerning this Agreement or any of the other Project Documents or the enforcement thereof in any action initiated by the Commissioner or which the Commissioner voluntarily joins as a party.

5.16 Commercial Transaction and Waiver. THE APPLICANT AGREES THAT THE TRANSACTION OF WHICH THIS AGREEMENT IS A PART IS A COMMERCIAL TRANSACTION AND WAIVES ANY RIGHT TO NOTICE, PRIOR HEARING, AND ANY OTHER RIGHTS IT MAY HAVE UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, AS MAY BE AMENDED, OR OTHER APPLICABLE LAW WITH RESPECT TO ANY REMEDY WHICH THE STATE MAY DESIRE TO USE, AND THE COMMISSIONER MAY INVOKE ANY PREJUDGMENT REMEDY AVAILABLE TO HIM, INCLUDING, BUT NOT LIMITED TO, GARNISHMENT, ATTACHMENT, FOREIGN ATTACHMENT AND REPLEVIN, WITH RESPECT TO ANY TANGIBLE OR INTANGIBLE PROPERTY (WHETHER REAL OR PERSONAL) OF THE APPLICANT TO ENFORCE THE PROVISIONS OF THE PROJECT DOCUMENTS, WITHOUT GIVING THE APPLICANT ANY NOTICE OR OPPORTUNITY FOR A HEARING.

5.17 Jury Trial Waiver. THE APPLICANT HEREBY WAIVES TRIAL BY JURY IN ANY COURT IN ANY SUIT, ACTION OR PROCEEDING OR ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE TRANSACTION OF WHICH THIS AGREEMENT IS A PART AND/OR THE ENFORCEMENT OF ANY OF ITS RIGHTS AND REMEDIES. THE APPLICANT ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEY.

5.18 Expiration or Termination of Agreement.

            (A)       The term of this Agreement shall expire upon the later to occur of the following events:  (i) the expiration of the Non-Relocation Period; or (ii) repayment in full of the Loan in accordance with the terms hereof and in all other Project Documents.
    (B)       Notwithstanding subsection (A) above, the Applicant may terminate this Agreement prior to the expiration of the Non-Relocation Period so long as it makes full repayment of the Funding, including any Forgiveness Credit provided hereunder, less payments of principal paid in respect of the Loan, plus liquidated damages equal to seven and one-half percent (7.5%) of the total amount of the Funding received plus all costs and expenses related thereto.
(C)     Notwithstanding any such expiration or termination of this Agreement, all indemnity rights set forth in Section 2.10(J) and elsewhere in this Agreement or in any of the other Project Documents shall survive such expiration or termination.
ARTICLE 6 - SPECIAL CONDITIONS

6.1     Eligibility.    In consideration for the Tax Credits provided for in Section 1.2 hereof, the Applicant shall achieve the Capital Investment Obligation on or before the Capital Investment Obligation End Date. The disbursement of the Tax Credits in accordance with this Article 6 shall be subject to the condition subsequent of meeting the Capital Investment Obligation on or prior to the Capital Investment Obligation End Date

6.2    Tax Credit Issuance.

(A) Upon the issuance of a certificate of eligibility by the Commissioner pursuant to the URA (the "Eligibility Certificate"), ten years of Tax Credits shall be issued over a six (6) year period commencing with the fourth Income Year (such period being the "Disbursement Period"), to be utilized at the rates of ten (10%) percent each during Income Years four (4), five (5), six (6) and seven (7), and twenty (20%) percent each during Income Years eight (8), nine (9) and ten (10), subject to revocation or adjustment in accordance with the terms hereof. No Eligibility Certificate shall be issued after the Income Year ending 2025.

(B) The issuance of the Tax Credits for each Income Year shall be evidenced by an annual Certificate of Continued Eligibility (as hereinafter defined) signed by the Commissioner and delivered to the Applicant the later of ninety (90) days after the Applicant's fiscal year or after the Applicant has provided the Commissioner with sufficient information upon which eligibility for the Tax Credits may be determined.

6.3     Utilization of Tax Credits. Upon issuance of each annual Certificate of Continued Eligibility, the applicable Tax Credits for such Income Year may be utilized by the Applicant or its assignee as hereinafter provided. Any Tax Credit for any Income Year may be utilized for any tax payable in or arising with respect to such year or carried forward for up to five (5) consecutive years thereafter or as may otherwise be permitted or limited by applicable law. The Tax Credits may not be applied to taxes due and payable in any year prior to the Income Year in which the Tax Credits are issued.

6.4     Tax Credit Assignment.

(A)	The Tax Credits shall be issued to the Applicant and the Applicant shall have the absolute right to sell, assign or otherwise transfer any of the Tax Credits, in whole or in part (in amounts not less than One Hundred Thousand ($100,000.00) Dollars), to any individual or entity which pays corporate taxes to the State of Connecticut imposed under Chapter 207 to 212 inclusive or section 38(a)-743 of the Connecticut General Statutes (any such individual or entity hereafter sometimes referred to as an "Entity") to be utilized by the Entity for the satisfaction of Connecticut corporate tax liability of the Entity; provided, however, the Applicant shall be the only party permitted to assign, sell or otherwise transfer any of the Tax Credits and; provided, further, that a specific allotment of the Tax Credits shall be assignable, saleable or otherwise transferred only once by the Applicant.

(B)	The Applicant shall report to the Commissioner, the Connecticut
Office of Policy and Management, and the Connecticut Department of Revenue Services (i) on or before March 31st of each year (through and including the year following the tenth (10th) Income Year) the use or assignment of the Tax Credits provided hereunder and (ii) any contract for the transfer thereof within thirty (30) days of such contract, including, but not limited to, the name, address and contact information of the Entity, the date of the transfer, and the number of the Tax Credits and amount of the Tax Credits so transferred and a copy of such contract. Each assignment or transfer of the Tax Credits shall be accompanied by an assignment document. Upon the assignment of any of the Tax Credits to an Entity, the Entity shall be entitled to the full amount of such Tax Credits assigned irrespective of any action or inaction by any other person or entity. An Entity may utilize the Tax Credits for the Income Year for which the Tax Credits were issued or carry forward the Tax Credits for up to five (5) consecutive years thereafter or as may otherwise be permitted or limited by applicable law. Any Tax Credits previously assigned may not be reassigned.

6.5    Performance Audit.

Within ninety (90) days after October 31, 2017 and annually thereafter for the ten (10) years during which the Tax Credits are issuable, the Applicant shall provide such information as the Commissioner shall reasonably require with respect to the Project and the economic benefits derived by the State therefrom, sufficient to enable the Commissioner to prepare an annual Economic Impact Study (as hereafter defined) to determine the Qualified Revenue (as hereafter defined) generated relative to the value of the Tax Credits issued (the "Performance Audit"). As used herein, (a) "Economic Impact Study" shall mean the study conducted annually by the State to determine the amount of Qualified Revenue generated to the State as a result of the Project; and evaluating (i) the number of full-time employees of the Applicant by state of residence for each Fiscal Year being reviewed, (ii) the total compensation paid to the full-time employees on an annual basis by employment class (e.g., management, non-management, production, non-production, etc.), (iii) the total taxable income of the Applicant allocated or apportioned to Connecticut on the basis of the Applicant's consolidated corporate income tax return; (iv) the total purchases of the Applicant subject to Connecticut sales and use tax, as certified by the Applicant; (v) the total investment of the Applicant in real and tangible personal property located at the Project; and (vi) such other information as is reasonably required by the State; and (b) "Qualified Revenue" shall mean the cumulative total State revenue directly or indirectly generated as a result of the Project. A failure of Applicant to provide the information to the State required by this Section 6.6 shall result in a revocation of Applicant's Eligibility Certificate.

6.6    Economic Impact Deficiency.

(A)	The State shall not issue, and the Applicant shall not claim or assign,

the Tax Credits prior to the issuance of an Eligibility Certificate evidencing the generation of Qualified Revenue to the State in excess of the amount of the Tax Credits to be issued to the Applicant. In the event that the Qualified Revenue is less [than the amount of the Tax Credits available for the applicable Income Year (a "Revenue Shortfall"), the Tax Credits for such Income Year shall be reduced by the Qualified Revenue's percentage below the available Tax Credits [recapture % in CGS Section 32-9t(s)?]
.

(B)	If, based upon the Economic Impact Study, as required under C.G.S. §32
9t(r), the new annual cumulative direct and indirect State taxes ("State Taxes") from the Project are equal to or greater than the amount of Tax Credits available each year, the Commissioner shall issue the Applicant a Certificate of Continued Eligibility outlining the amount of Tax Credits available for that year and each year thereafter in which the Economic Impact Study is required. If the amount of State Taxes associated with the Project is less than the amount of Tax Credits available for each year, then the amount of Tax Credits shall be proportionately reduced.

6.7    Tax Credit Fees.

(A) The Applicant shall pay a one-time, non-refundable application fee in the amount of Ten Thousand and 00/100 Dollars ($10,000.00) to DECD upon submission of the Applicant's formal request for the Tax Credits. The application fee and the formal application/request shall be accompanied by an authorizing resolution approved by the governing body of the Applicant.

(B) Commencing ninety (90) days after the end of the Applicant's full fiscal year, the Applicant shall pay a non-refundable annual fee in the amount of Three Thousand and 00/100 Dollars ($3,000.00) to DECD upon each submission of the Applicant's required information pursuant to Section 6.2(B) in connection with the issuance by DECD of Applicant's annual Certificate of Continued Eligibility. The final such fee shall be due ninety (90) days after the end of the Applicant's tenth (10th) full fiscal year.

6.8     Certain Definitions

(A) “Certificates of Continued Eligibility” shall mean those certificates issues by the Commissioner annually authorizing the Tax Credits in the appropriate amounts to which the Applicant is entitled for an Income year.

(B) “Income Years” shall mean the Applicant’s fiscal years ending on October 31st, the first of which shall be the Income Year 2016 and ending on October, 2025.

IN WITNESS WHEREOF, the parties hereto make and enter into this Agreement.

FUELCELL ENERGY, INC.

By: /s/ Michael Bishop
Name:    Michael Bishop
Title: Senior Vice President
Duly Authorized

Dated: 10/19/15

STATE OF CONNECTICUT
DEPARTMENT OF ECONOMIC
AND COMMUNITY DEVELOPMENT

By: /s/ Catherine H. Smith
Catherine H. Smith
Commissioner
Duly Authorized

Dated:10/21/15

Approved as to Form:

OFFICE OF THE ATTORNEY GENERAL

By: /s/ Perry Zinn Rowthorn
Name: Perry Zinn Rowthorn
Title: Associate Attorney General
Duly Authorized

Dated: 10/28/15

EXHIBIT A

[Applicant’s Writings]
NONE

EXHIBIT B

INSURANCE REQUIREMENTS FOR NON-PROFIT AND FOR PROFIT ENTITIES

(A) Applicant shall procure and maintain for the duration of the Agreement the following types of insurance, in amounts no less than the stated limits, against claims for injuries to persons or damages to property which may arise from or in connection with the performance of the work hereunder; provided however, that if this project is (i) financial assistance of less than $100,000, (ii) a planning grant, or (iii) a predevelopment loan, only items 1 and 2 as set forth herein shall apply:

1)
Commercial General Liability: $1,000,000 combined single limit per occurrence for bodily injury, personal injury and property damage. Coverage shall include Premises and Operation, Product and Completed Operations and Contractual Liability. If a general aggregate is used, the general aggregate limit shall apply separately to the Agreement or the general aggregate limit shall be twice the occurrence limit.

2)
Workers’ Compensation and Employer’s Liability: Statutory coverage in compliance with compensation laws of the State of Connecticut. Coverage shall include Employer’s Liability with a minimum limit of $100,000 each accident, and $500,000 Disease - Policy limit, $100,000 each employee.

3)
Automobile Liability: $1,000,000 combined single limit per accident for bodily injury. Coverage extends to owned, hired and non-owned automobiles. If the vendor/contractor does not own an automobile, but one is used in the execution of the contract, then only hired and non-owned coverage is required. If a vehicle is not used in the execution of the contract then automobile coverage is not required.

4)
Directors and Officers Liability: $1,000,000 per occurrence limit of liability; provided, however, that Directors and Officers Liability insurance shall not be required for limited liability corporations or limited partnerships.

5)
Comprehensive Crime Insurance: $100,000 limit for each of the following coverages: Employee Dishonesty (Form O), Forgery/Alteration (Form B), and Money and Securities coverage for Theft, Burglary, Robbery, Disappearance and Destruction.

6)
Builders Risk: (Construction Phase) With respect to any work involving the construction of real property during the construction project, if DECD is taking a collateral position in the property, the Applicant shall maintain Builder’s Risk insurance providing coverage for the entire work at the project site. Coverage shall be on a Completed Value form basis in an amount equal to the projected value of the project. Applicant agrees to endorse the State of Connecticut as a Loss Payee.

7)
Property Insurance: (Post Construction) If DECD is taking a collateral position in the property, the Applicant shall maintain insurance covering all risks of direct physical loss, damage or destruction to real and personal property and improvements and betterments (including flood insurance if property is within a duly designated Flood Hazard Area as shown on Flood Insurance Rate Maps (FIRM) set forth by the Federal Emergency Management Agency (FEMA)) at 100% of Replacement Value for such real and personal property, improvements and betterments or the maximum amount available under the National Flood Insurance Program. The State of Connecticut shall be listed as a Loss Payee.

(B) Additional Insurance Provisions

1) The State of Connecticut Department of Economic and Community Development, its officials and employees shall be named as an Additional Insured on the Commercial General Liability policy. Additional Insured status is not required for items (A)2 through (A)7 above.

2) Described insurance shall be primary coverage and Applicant and Applicant’s insurer shall have no right of subrogation recovery or subrogation against the State of Connecticut.

3) Applicant shall assume any and all deductibles in the described insurance policies.

4) Without limiting Applicant’s obligation to procure and maintain insurance for the duration identified in (A) above, each insurance policy shall not be suspended, voided, cancelled or reduced except after thirty (30) days prior written notice by certified mail has been given to the State of Connecticut, with the exception that a ten (10) day prior written notice by certified mail for non-payment of premium is acceptable.

5) Each policy shall be issued by an Insurance Company licensed to do business by Connecticut Department of Insurance and having a Best Rating of A-, VII, or equivalent or as otherwise approved by DECD.

Exhibit C

NOTICE TO EXECUTIVE BRANCH STATE CONTRACTORS AND PROSPECTIVE STATE
CONTRACTORS OF CAMPAIGN CONTRIBUTION AND SOLICITATION BAN

This notice is provided under the authority of Connecticut General Statutes 9‑612(g)(2), as amended by P.A. 10-1, and is for the purpose of informing state contractors and prospective state contractors of the following law (italicized words are defined below):

Campaign Contribution and Solicitation Ban

No state contractor, prospective state contractor, principal of a state contractor or principal of a prospective state contractor, with regard to a state contract or state contract solicitation with or from a state agency in the executive branch or a quasi-public agency or a holder, or principal of a holder of a valid prequalification certificate, shall make a contribution to (i) an exploratory committee or candidate committee established by a candidate for nomination or election to the office of Governor, Lieutenant Governor, Attorney General, State Comptroller, Secretary of the State or State Treasurer, (ii) a political committee authorized to make contributions or expenditures to or for the benefit of such candidates, or (iii) a party committee (which includes town committees).

In addition, no holder or principal of a holder of a valid prequalification certificate, shall make a contribution to (i) an exploratory committee or candidate committee established by a candidate for nomination or election to the office of State senator or State representative, (ii) a political committee authorized to make contributions or expenditures to or for the benefit of such candidates, or (iii) a party committee.

On and after January 1, 2011, no state contractor, prospective state contractor, principal of a state contractor or principal of a prospective state contractor, with regard to a state contract or state contract solicitation with or from a state agency in the executive branch or a quasi-public agency or a holder, or principal of a holder of a valid prequalification certificate, shall knowingly solicit contributions from the state contractor's or prospective state contractor's employees or from a subcontractor or principals of the subcontractor on behalf of (i) an exploratory committee or candidate committee established by a candidate for nomination or election to the office of Governor, Lieutenant Governor, Attorney General, State Comptroller, Secretary of the State or State Treasurer, (ii) a political committee authorized to make contributions or expenditures to or for the benefit of such candidates, or (iii) a party committee.

Duty to Inform

State contractors and prospective state contractors are required to inform their principals of the above prohibitions, as applicable, and the possible penalties and other consequences of any violation thereof.

Penalties for Violations

Contributions or solicitations of contributions made in violation of the above prohibitions may result in the following civil and criminal penalties:

Civil penalties‑‑$2000 or twice the amount of the prohibited contribution, whichever is greater, against a principal or a contractor. Any state contractor or prospective state contractor which fails to make reasonable efforts to comply with the provisions requiring notice to its principals of these prohibitions and the possible consequences of their violations may also be subject to civil penalties of $2000 or twice the amount of the prohibited contributions made by their principals.

Criminal penalties‑Any knowing and willful violation of the prohibition is a Class D felony, which may subject the violator to imprisonment of not more than 5 years, or $5000 in fines, or both.

Contract Consequences

In the case of a state contractor, contributions made or solicited in violation of the above prohibitions may result in the contract being voided.

In the case of a prospective state contractor, contributions made or solicited in violation of the above prohibitions shall result in the contract described in the state contract solicitation not being awarded to the prospective state contractor, unless the State Elections Enforcement Commission determines that mitigating circumstances exist concerning such violation.

The State shall not award any other state contract to anyone found in violation of the above prohibitions for a period of one year after the election for which such contribution is made or solicited, unless the State Elections Enforcement Commission determines that mitigating circumstances exist concerning such violation.

Additional information may be found on the website of the State Elections Enforcement Commission, www.ct.gov/seec. Click on the link to “Lobbyist/Contractor Limitations.”

Definitions:
“State contractor” means a person, business entity or nonprofit organization that enters into a state contract. Such person, business entity or nonprofit organization shall be deemed to be a state contractor until December thirty‑first of the year in which such contract terminates. “State contractor” does not include a municipality or any other political subdivision of the state, including any entities or associations duly created by the municipality or political subdivision exclusively amongst themselves to further any purpose authorized by statute or charter, or an employee in the executive or legislative branch of state government or a quasi--public agency, whether in the classified or unclassified service and full or part‑time, and only in such person’s capacity as a state or quasi‑public agency employee.

“Prospective state contractor” means a person, business entity or nonprofit organization that (i) submits a response to a state contract solicitation by the state, a state agency or a quasi‑public agency, or a proposal in response to a request for proposals by the state, a state agency or a quasi‑public agency, until the contract has been entered into, or (ii) holds a valid prequalification certificate issued by the Commissioner of Administrative Services under section 4a‑100. “Prospective state contractor” does not include a municipality or any other political subdivision of the state, including any entities or associations duly created by the municipality or political subdivision exclusively amongst themselves to further any purpose authorized by statute or charter, or an employee in the executive or legislative branch of state government or a quasi‑public agency, whether in the classified or unclassified service and full or part‑time, and only in such person’s capacity as a state or quasi‑public agency employee.

“Principal of a state contractor or prospective state contractor” means (i) any individual who is a member of the board of directors of, or has an ownership interest of five per cent or more in, a state contractor or prospective state contractor, which is a business entity, except for an individual who is a member of the board of directors of a nonprofit organization, (ii) an individual who is employed by a state contractor or prospective state contractor, which is a business entity, as president, treasurer or executive vice president, (iii) an individual who is the chief executive officer of a state contractor or prospective state contractor, which is not a business entity, or if a state contractor or prospective state contractor has no such officer, then the officer who duly possesses comparable powers and duties, (iv) an officer or an employee of any state contractor or prospective state contractor who has managerial or discretionary responsibilities with respect to a state contract, (v) the spouse or a dependent child who is eighteen years of age or older of an individual described in this subsection, or (vi) a political committee established or controlled by an individual described in this subsection or the business entity or nonprofit organization that is the state contractor or prospective state contractor.

“State contract” means an agreement or contract with the state or any state agency or any quasi‑public agency, let through a procurement process or otherwise, having a value of fifty thousand dollars or more, or a combination or series of such agreements or contracts having a value of one hundred thousand dollars or more in a calendar year, for (i) the rendition of services, (ii) the furnishing of any goods, material, supplies, equipment or any items of any kind, (iii) the construction, alteration or repair of any public building or public work, (iv) the acquisition, sale or lease of any land or building, (v) a licensing arrangement, or (vi) a grant, loan or loan guarantee. “State contract” does not include any agreement or contract with the state, any state agency or any quasi‑public agency that is exclusively federally funded, an education loan or a loan to an individual for other than commercial purposes or any agreement or contract between the state or any state agency and the United States Department of the Navy or the United States Department of Defense.

“State contract solicitation” means a request by a state agency or quasi‑public agency, in whatever form issued, including, but not limited to, an invitation to bid, request for proposals, request for information or request for quotes, inviting bids, quotes or other types of submittals, through a competitive procurement process or another process authorized by law waiving competitive procurement.

“Managerial or discretionary responsibilities with respect to a state contract” means having direct, extensive and substantive responsibilities with respect to the negotiation of the state contract and not peripheral, clerical or ministerial responsibilities.

“Dependent child” means a child residing in an individual’s household who may legally be claimed as a dependent on the federal income tax of such individual.

“Solicit” means (A) requesting that a contribution be made, (B) participating in any fund‑raising activities for a candidate committee, exploratory committee, political committee or party committee, including, but not limited to, forwarding tickets to potential contributors, receiving contributions for transmission to any such committee or bundling contributions, (C) serving as chairperson, treasurer or deputy treasurer of any such committee, or (D) establishing a political committee for the sole purpose of soliciting or receiving contributions for any committee. Solicit does not include: (i) making a contribution that is otherwise permitted by Chapter 155 of the Connecticut General Statutes; (ii) informing any person of a position taken by a candidate for public office or a public official, (iii) notifying the person of any activities of, or contact information for, any candidate for public office; or (iv) serving as a member in any party committee or as an officer of such committee that is not otherwise prohibited in this section.

“Subcontractor” means any person, business entity or nonprofit organization that contracts to perform part or all of the obligations of a state contractor's state contract. Such person, business entity or nonprofit organization shall be deemed to be a subcontractor until December thirty first of the year in which the subcontract terminates. “Subcontractor” does not include (i) a municipality or any other political subdivision of the state, including any entities or associations duly created by the municipality or political subdivision exclusively amongst themselves to further any purpose authorized by statute or charter, or (ii) an employee in the executive or legislative branch of state government or a quasi-public agency, whether in the classified or unclassified service and full or part-time, and only in such person's capacity as a state or quasi-public agency employee.

“Principal of a subcontractor” means (i) any individual who is a member of the board of directors of, or has an ownership interest of five per cent or more in, a subcontractor, which is a business entity, except for an individual who is a member of the board of directors of a nonprofit organization, (ii) an individual who is employed by a subcontractor, which is a business entity, as president, treasurer or executive vice president, (iii) an individual who is the chief executive officer of a subcontractor, which is not a business entity, or if a subcontractor has no such officer, then the officer who duly possesses comparable powers and duties, (iv) an officer or an employee of any subcontractor who has managerial or discretionary responsibilities with respect to a subcontract with a state contractor, (v) the spouse or a dependent child who is eighteen years of age or older of an individual described in this subparagraph, or (vi) a political committee established or controlled by an individual described in this subparagraph or the business entity or nonprofit organization that is the subcontractor.